Exhibit (n)(3)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 19, 2020 relating to the consolidated financial statements of Merx Aviation Finance, LLC and subsidiaries, which appears in Apollo Investment Corporation’s Annual Report on Form 10-K for the year ended March 31, 2020. We also consent to the reference to us under the heading “Independent Accountants” in such Registration Statement.

/s/ PricewaterhouseCoopers
Dublin, Ireland
July 14, 2020